SECURITIES AND EXCHANGE COMMISSION

                           WASHINGTON, DC 20549

                               ____________

                                 FORM 8-K

                              CURRENT REPORT
                  PURSUANT TO SECTION 13 OR 15(d) OF THE
                      SECURITIES EXCHANGE ACT OF 1934


Date of report (Date of earliest event reported)     March 27, 1996


                                 Moog Inc.
            (Exact Name of Registrant as Specified in Charter)


      New York                  1-5129             16-0757636
(State or Other Jurisdiction  (Commission         (IRS Employer
of Incorporation)             File Number)        Identification No.)


   East Aurora, NY                                 14052
  (Address of Principal Executive Offices)        (Zip Code)


Registrant's telephone number, including area code (716) 652-2000


                              NONE
     (Former Name or Former Address, if Changed Since Last Report)

























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Item 5.  Other Events.

          On March 27, 1996, Moog Inc. issued the attached press release.


Item 7.  Exhibits.

          (i) Press release.


















































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                           SIGNATURES


          Pursuant to the requirements of the Securities Exchange
Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                         MOOG INC.

                                         MOOG INC.
                                           (Registrant)


Date:  March 27, 1996              By: /s/ RICHARD A. AUBRECHT
                                      Richard A. Aubrecht,
                                      Vice Chairman of the Board










































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                     Moog Inc. - East Aurora, New York 14052-0018
                    Telephone:  716/652-2000 - Fax:  716/687-4457


MOOG


MOOG CALLS CONVERTIBLE DEBENTURES AND ANNOUNCES NEW $100 MILLION
                   SUBORDINATED NOTE OFFERING


     EAST AURORA, N.Y., March 27 /PRNewswire/ -- Moog Inc. announced today that it has elected to redeem on April 26, 1996 all $18 million of its outstanding 9 7/8% Convertible Subordinated Debentures at par. On that date the redemption price shall be payable, together with accrued but unpaid interest up to April 26th. Interest shall cease to accrue on that date.

     The Company also announced that it was planning an offer of up to $100 million of ten-year subordinated notes in May, the proceeds of which would be used to finance a proposed recapitalization of the Company. The recapitalization is expected to include the execution of an amended Revolving Credit and Term Loan Agreement and the repayment under the Revolver of up to $49 million of borrowings under those facilities, the redemption of $16.4 million of the Company's outstanding 10.25% Senior Notes, and the repurchase of 714,600 Class A common shares from the Seneca Foods Corporation at $18.00 per share. These shares represent 9.3% of the Company's outstanding common stock.

     The proposed recapitalization and stock repurchase are contingent on the note offering, which is expected to be made under Rule 144A and Regulation S of the Securities Act of 1933. Accordingly, the new subordinated notes will not be registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The note offering is subject to various conditions, some of which are beyond the Company's control;, so there can be no assurance that the note offering will occur, or as to the size of the offering, the terms of the notes or the impact on the Company.

     Moog Inc. is a worldwide manufacturer of high performance controls used in commercial, industrial, aerospace and defense applications.

                             3/27/96

      /CONTACT:  Susan Johnson of Moog Inc., 716-687-4425/










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